EXHIBIT 99.4
ANALOG DEVICES, INC.
AMENDMENT TO EMPLOYMENT AGREEMENT
     Amendment dated as of October 22, 2007 (“Amendment”) to the Employment Agreement dated as of November 14, 2005 (the “Employment Agreement”) between Analog Devices, Inc. (the “Corporation”) and Jerald G. Fishman (the “Executive”).
     WHEREAS, the parties have entered into the Employment Agreement;
     WHEREAS, the parties desire to modify certain provisions of the Employment Agreement to reflect changes required by final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to make changes that conform to the provisions of the Long-Term Retention Agreement of even date herewith between the Corporation and the Executive.
     NOW, THEREFORE, for valuable consideration, receipt of which is acknowledged, the parties agrees as follows:
1.	Section 3.2 of the Employment Agreement is hereby amended by adding the following additional sentence at the end of that section:
“Any annual bonus payable under this provision shall be paid no later than 2 1/2 months after the end of the later of the calendar year or the Corporation’s fiscal year.”
2.	Section 3.4 of the Employment Agreement is hereby amended by adding the following additional sentence at the end of that section:
“Such reimbursement must be made no later than the end of the calendar year following the taxable year in which the expense is incurred, the expenses eligible for reimbursement under this provision may not affect the amount of such expenses eligible for reimbursement in any other taxable year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.”
3.	Section 5.4(c) of the Employment Agreement is hereby amended to read in its entirety as follows:
“(c) provide to Executive the medical and dental benefits available to Executive immediately prior to such termination for the remainder of the Employment Period (notwithstanding the termination thereof by reason of this Section 5), with the Corporation paying the same percentage of the cost of such benefits with respect to the Executive as prior to such termination, such payments to be made each calendar month, or, if the Corporation determines it cannot reasonably provide such benefits for the remainder of the Employment Period then it will make a lump sum payment to the Executive within 60 days of such termination, equal to the Corporation’s good faith estimate of the Executive’s cost of obtaining such benefits for the portion of the period during which such benefits cannot be provided by the Corporation.
4.	The following new Section 5.5 is hereby added to the Employment Agreement:
5.5 Time of Payment. Payments under Sections 5.1(a), 5.2(a), 5.3 and 5.4(a) shall be made within thirty (30) days after the date of termination of employment, and payments under Sections 5.1(b) and 5.2(b) shall be made in accordance with the terms of the applicable plan or program.
5.	Section 9.9 of the Employment Agreement is hereby amended to read in its entirety as follows:
9.9 The Retention Agreement shall remain in full force and effect, subject to the following: (a) in the event of any termination of employment of the Executive following a Change in Control (as defined in the Retention Agreement) that gives rise to any payments or benefits under Section 5(c)(i), (ii) or (iv) of the Retention Agreement that are greater than the corresponding payments or benefits provided for in this Agreement, the payments and benefits provided under Sections 5(c)(i), (ii) and/or (iv), as applicable, of the Retention Agreement shall supersede and be in lieu of the corresponding payments or benefits under Section 5.4 hereof (other than the last sentence of Section 5.4), and (b) in the event of any termination of employment of the Executive following a Change of Control that gives rise to any payments or benefits under Section 5(c)(i), (ii) or (iv) of the Retention Agreement that are less than the corresponding payments or benefits provided for in this Agreement, the payments and benefits under this Agreement shall supersede and be in lieu of the corresponding payments and benefits provided under Sections 5(c)(i), (ii) and/or (iv), as applicable, of the Retention Agreement. Any and all such payments and benefits under this Agreement shall be considered a “Contingent Compensation Payment” for purposes of Section 3 of the Long-Term Retention Agreement dated October 22, 2007 between the Executive and the Corporation.
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     IN WITNESS WHEREOF, Executive has hereunto set his hand and the Corporation has caused this Agreement to be executed, all as of the day and year first above written.

/s/ Jerald G. Fishman
Jerald G. Fishman

ANALOG DEVICES, INC.
By:	/s/ James Champy
Name:	James Champy
Title:	Chairman of the Compensation Committee

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